UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 21, 2009
Date of Report (Date of earliest event reported)

TIB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)
599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)
(239) 263-3344
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

TIB Financial Corp. received a request from the Federal Reserve Bank of Atlanta for the Company’s Board of Directors to adopt a resolution that it will not declare or pay any dividends on its outstanding common or preferred stock, nor will it make any payments or distributions on the outstanding trust preferred securities or corresponding subordinated debentures, without the prior written approval of the Reserve Bank. The Board intends to adopt this resolution in October. Pursuant to the resolution, upon adoption, the Company must submit any such request 30 days prior to the date on which it wishes to declare or make such payments. The Company has an interest payment of approximately $105,000 payable on October 7, 2009 on its $20,000,000 of trust preferred securities due July 7, 2036.  Accordingly, the Company notified the trustee of the trust preferred securities on September 21, 2009, as required by the indenture agreement, of its election to defer interest payments. The indenture agreement, under which the trust preferred securities are issued, allows the Company the right to defer interest payments up to 20 calendar quarters. Such an election to defer payments is not considered a default. During the period that the Company is deferring these interest payments, it may not pay any cash dividends on its common or preferred stock or repurchase any securities. As required, upon adoption of the resolution we intend to request permission from the Reserve Bank to make payments of interest on our trust preferred securities and the cash dividend payments on our Series A Preferred Shares issued to the United States Treasury. However, we can offer no assurance that such permission will be granted.

The information contained in this Current Report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.
Date: September 23, 2009	By:	/s/ Stephen J. Gilhooly
Stephen J. Gilhooly
EVP, Chief Financial Officer and Treasurer